INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Form 10-KSB of Tri-County Bancorp, Inc. of our report dated February 5, 1999, on our audits of the consolidated financial statements of Tri-County Bancorp, Inc. as of December 31, 1998 and 1997, and for the years then ended, which report is included in the Annual Report.


/s/ Dalby, Wendland & Co. P.C.

Grand Junction, Colorado

March 23, 1999